Exhibit 10.10

PERSONAL EMPLOYMENT AGREEMENT

Signed and entered on the 1st day of the month of September 2019

By and Between:

MeaTech Ltd. Company No. 515851152 18 Einstein St. Ness Ziona, Israel (the “Employer” and / or the “Company”)

of the one part;
And

Sharon Fima I.D. No. 031927098 234 Hashikma, Kfar Hanagid, Israel (the “Employee”)

of the second part;

Whereas	the Company is engaged in 3D bioprinting and

Whereas	the Company is interested in appointing an employee to function as CEO & CTO (the "Position"); and

Whereas	the Employee has the qualifications for fulfilling the Position and interested to be employed by the Company in the Position; and

Whereas	the Position is a management position, which requires a special degree of personal trust as provided in clause 30(a)(5) of the Work and Rest Hours Law, 1951 (the "Hours Law”); and

Whereas   the Employer and the Employee (the “Parties”) desire to enter in writing the terms and conditions of the Employee's employment, as set forth in this agreement (the "Agreement").

THEREFORE, the parties hereto agree as follows:
1.	Recitals

1.1.	The preamble to this Agreement, including the declarations constitute an integral part hereof, and are considered as the conditions of the Agreement.

1.2.	The headings in this Agreement are for convenience only and are not to be used to interpret or construe its provisions.

1.3.	All words used in this Agreement and its appendixes in masculine include feminine, unless the specific context of the Agreement requires otherwise.

2.	The Position

2.1.
As the CEO of the Company, the Employee shall be responsible, among the rest, for developing the company's strategy for using technological resources. Ensuring technologies are used efficiently, profitably and securely. Evaluating and implementing new systems and infrastructure.

3.	Employee’s Undertakings and Declarations

3.1.
The Employee undertakes that, in order to duly fulfill the duties of the Position, he shall devote his time, and his desire, know-how, efforts, expertise and talents required for the proper performance thereof and he shall act with loyalty and dedication in order to maintain the property and rights of the Company.

3.2.	The Employee warrants that in performing his duties he will act in accordance with the policies of the Company and/or in accordance with specific instructions and approvals of the Company.

3.3.	The Employee hereby undertakes to act in accordance with the Employer's safety regulations in effect from time to time, including the Employer's anti sexual-harassment regulations.

3.4.
The Employee is aware, and he hereby declares, that his Position is a management position that requires a special degree of personal trust as well as requires him to perform activities at irregular hours and that, as provided in clause 30(a)(5) of the Hours Law.

3.5.
The Employee acknowledges that the provisions of the Hours Law will not apply to the Employee and the Employee shall not be entitled to compensation for the necessity to work on irregular hours, overtime, and on weekly rest days, other than his Salary. The Employee confirms and declares that his Salary and his term of employment were determined based on the aforesaid.

3.6.
The Employee hereby undertakes that upon termination of the employment of the Employee by the Employer for any reason whatsoever, whether at the initiative of the Employee or of the Employer, the Employer shall relinquish the Position in an orderly manner according to a procedure to be determined, and will turn over all matters under his care to whomever the Employer shall determine, in a manner which shall enable such person to continue with the performance of the Position in an orderly manner.

3.7.
The Employee undertakes, that upon the termination of his employment with the Employer, for any reason whatsoever, the Employee will return any asset, equipment, Employer’s documents, that may be in the Employee’s possession, and that the Employee will not have any right of lien in respect of any asset or property belonging to the Employer.

4.	Salary and Employment Benefits

4.1.	Working days and hours

4.1.1.	The Employee shall work on a part-time basis; the weekly days of rest of the Employee shall be Friday and Saturday.

4.1.2.	The working hours shall be as may be required in accordance with his Position and tasks and the Employee acknowledges that he will be required to work overtime.

4.1.3.
As the terms of the Employee's employment do not allow the Company to supervise his work and rest hours, at least a substantial part of the working hours, the Company cannot manage and record his work and rest hours in the attendance recording system. The pay slip of the Employee will contain an appropriate comment on the subject in accordance with the applicable law. Notwithstanding, the Employee shall report his attendance whenever possible.

4.2.	Salary

4.2.1.
The Company shall pay the Employee as compensation for the employment services provided by him, a monthly gross salary in New Israeli Shekels ("NIS") equal to 35,000 (Thirty five thousand) NIS, payable at the end of each month until the tenth day of the following month (the "Salary“).

4.2.2.	The Company shall pay the Employee the Salary by the ninth (9th) day of each month for the previous month.

4.2.3.	The Employee shall bear all governmental taxes and other payments which every employee is required to pay according to law.

4.3.	Stock Options

4.3.1.	The Employee shall be entitled to Join the Company’s Employees Stock Options Plan. The details of the ESOP would be decided by the Board of Directors.

4.4.	Bonuses

4.4.1.	Employee shall be entitled to an annual bonus equal to up to 6 (six) Salaries (the “Bonus”), subject to achievement of those certain goals set for a particular calendar year.

4.4.2.
No later than 60 days after the beginning of each calendar year, the Board of Directors shall set those certain goals the achievement of which shall entitle Employee to the Bonus, in whole or in part. Determination whether those certain goals were achieved, in whole or in part, shall be made by the Board of Directors.

4.5.	Annual Leave

4.5.1.	The Employee shall be entitled to twenty-four (24) working days as paid annual leave.

4.5.2.	The timing of the Employee’s leave will be coordinated with the Company.

4.5.3.	The Employee can accumulate his annual leave days up to forty-eight (48) days.

4.6.	Sick Leave

4.6.1.
The Employee shall be entitled to sick leave, according to the provisions of the Sick Pay Law, 1976, as long as he provides the Company an appropriate medical confirmation and is not paid for the sick leave money from the National Insurance Institute and/or pension insurance and/or from any other party. On an ex-gratia basis, the Employee shall be entitled to his full Salary as of the first (1st) day of illness.

4.6.2.	The Employee may accrue up to ninety (90) days of sick leave. Accrued sick leave days are not redeemable, and the Employee will not be entitled to any kind of payment for unused sick days.

4.7.	Convalescence

The Employee shall be entitled to convalescence payment according to the applicable law.

4.8.	Pension Scheme and Severance pay

4.8.1.	On the Effective Date, the Employee will continue be insured by the Company, as of his choice (“Pension Scheme”).

4.8.2.
The payments for the Pension Scheme will continue to be based on the Employee's Salary as set forth in Section 4.2 above and shall not include any other benefits and/or additional compensation, such as incentives of any kind. In the event that the Employee shall choose to insure his Salary in more pension programs, in any event, the insured salary in all such programs shall not exceed the Employee's Salary as set forth in Section 4.2 above.

4.8.3.
The Company's contributions to the managers’ insurance policy will be 14.83% of the part of the Salary insured in the managers’ insurance policy: 8.33% for severance payments and 6.5% for both pension component and disability insurance to cover 75% of the Salary insured in the managers’ insurance policy, subject to the pension component being no less than 5%.

4.8.4.	The Company's contributions to the pension fund will be 14.83% of the part of the Salary insured in the pension fund: 8.33% for severance payments and 6.5% for pension component.

4.8.5.
In addition, the Company will continue to deduct from the Employee's Salary an amount equal to 6% for the Employee’s part of the Pension Scheme to be forwarded to the Pension Scheme, and the Employee hereby approve such deduction.

4.8.6.	The Company’s contributions to the Pension Scheme for severance component of 8.33% shall be in lieu of 100% of the severance compensation according to clause 14 of the Severance Pay Law, 1963.

4.8.7.
The Parties hereby declare that they wish to continue to adopt all the of the terms and conditions detailed in the general approval of the Minister of Labor regarding payments by employers to a pension fund and insurance fund in lieu of severance pay (the “General Permit”), in accordance with section 14 of the Severance Pay Law, 1963, attached as Appendix A to this Agreement, as will be updated from time to time. These terms and conditions oblige the Parties to this Agreement. For the avoidance of doubt, it is hereby clarified that the above conditions do not derogate from the rights and/or benefits granted to the Employee in accordance with this Agreement.

4.8.8.	The Company waives all rights for return of the sums paid by it to the Pension Scheme for severance.

4.8.9.	The Employer shall bear all applicable taxes for any of the Employer’s and the Employee’s contributions to the Pension Scheme exceeding the maximum amount exempt from income tax for such payments.

4.8.10.	The Employee hereby warrants and represents that he fully approves the aforesaid conditions detailed in this Section 4.8.

4.9.	Education Fund

4.9.1.	The Employee will continue to be entitled to an education fund of his choice (the "Education Fund").

4.9.2.	The contribution towards the Education Fund will be based on the Salary set forth in Section 4.2 above.

4.9.3.	The Employer’s monthly contributions shall be 7.5% and the Employee’s monthly contributions shall be 2.5% (by way of withholding from the Salary).

4.9.4.	The Employer shall bear all applicable taxes for any of the Employer’s and the Employee’s contributions to the Education Fund exceeding the maximum amount exempt from income tax for such payments.

4.10.	Additional Benefits

4.10.1.	Employee shall be entitled to the use of a company car.

4.10.2.	The imputed value (שווי שימוש) on usage of the company car shall not exceed 6,250 NIS.

4.10.3.
The Company shall pay all expenses incurred as a result of the use of such car, including all fixed and variable maintenance costs, including licenses, insurance, gas and repairs, but not including any fines, reports or other traffic offenses incurred by the Employee.

4.10.4.
Notwithstanding the above, instead of providing Employee with a Company Car, Company may, subject to the consent of Employee, pay Employee a monthly sum of 5,000 NIS (the “Car Expenses”).  It is hereby agreed and understood that the Car Expenses shall not be deemed as an integral part of the Salary for any intent and purpose (including without limitation for the purpose of the Employee's entitlement to severance pay and payments towards the Manager’s Policy Scheme and Education Fund).

4.10.5.	Any applicable tax for the use of the car or the car expenses will be incurred by the Employer.

4.11.	Expenses

The Employee shall be entitled to reimbursement from the Company for all reasonable expenses and disbursements incurred by him in carrying out his duties under this Agreement subject to Company's policy, including any reasonable expenses associated with traveling overseas (including flights, accommodation and travel insurance).

5.	Term and Termination

5.1.	The terms and conditions of this Agreement shall be in effect as of September 1st, 2019 (the “Effective Date”).

5.2.	The employment is for an unlimited period and shall continue until the termination of the Agreement as described below.

5.3.
The Company shall have the right to terminate this Agreement and the employment relationship hereunder at any time by giving the Employee four (4) months prior written notice of termination (the “Notice Period”). During the second year of employment, the Notice period shell be extended to eight (8) months. After two years of employment the Notice period shell be extended to twelve (12) months.  In such event, this Agreement and the employment relationship shall be deemed effectively terminated as of the date such notice shall come into effect hereunder.

5.4.	The Employee may terminate this Agreement and the employment relationship hereunder without any reason or explanation at any time by giving the Company Thirty (30) days prior written notice.

5.5.
The Company has the right to determine whether, during the prior Notice Period, the Employee shall continue to actually work for the Company or whether the Company shall waive the actual work of the Employee during such period, all without derogating from the Employee's right to receive a payment in lieu of notice period, according to law.

5.6.
In the event that the Employee terminates his employment without providing prior notice, the Company may deduct the amount equal to the Salary to which the Employee would have been entitled had he continued to work during the Notice Period from his Salary or from any other sum due to the Employee.

5.7.
Notwithstanding the aforesaid, the Company shall be entitled to terminate this Agreement with immediate effect, without prior notice, in case of termination for Cause (as defined below), including without limitation due to a material breach of this Agreement by Employee.

For purposes of this Agreement, termination for “Cause” shall mean and include: (i) conviction of any felony involving moral turpitude or affecting the Company and/or any of its affiliates; (ii) a serious breach of trust including, without limitation, theft, self-dealing, embezzlement of funds of the Company and/or any of its affiliates; (iii) under circumstances in which upon termination by the Company the Employee’s right to receive severance pay under applicable Israeli law is invalidated.

6.	Loyalty, Confidentiality, Proprietary Information and Non-Competition

Concurrently with the execution of this Agreement, the Employee shall sign the Loyalty, Confidentiality, Intellectual Property and Non-Compete undertaking attached hereto as Appendix B to this Agreement, such letter of undertaking shall form an integral part of this Agreement.

7.	Miscellaneous

7.1.
This Agreement constitutes the entire understanding between the Parties, both oral and written, in relation to the employment of the Employee by the Company and this Agreement supersedes any previous agreements and understandings, whether explicit or implied, existing between the parties prior to their signature hereof. As of signature hereunder, Parties shall only be subject to this Agreement. Any change and/or addition to this Agreement, in writing or in conduct, will not be valid unless drafted in writing and signed by the Parties.

7.2.	Sections 3.6, 3.7, 4.2, 4.4.3, 6, and Appendix A and B will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

7.3.
This Agreement and the Employee's employment shall be governed solely by the laws of State of Israel and the competent Israeli labor courts shall have the exclusive jurisdiction on all matters regarding the Employee's employment.

7.4.
The addresses of the Parties for the purposes of this Agreement shall be as first written above. Any notice shall be delivered via certified mail and shall be considered delivered to the other party at the earlier of receipt or seventy-two (72) hours following the date of the post office authorization regarding receipt.

7.5.	The Employee confirms and declares that he had thoroughly read and understood this Agreement and he had thus signed this Agreement with full understanding of its content and significance.

In Witness Thereof the Parties Have Signed:

/s/ Amir Hasidim	/s/ Sharon Fima
Employer	Employee